Exhibit (23.3)

Consent of Independent Registered Public Accounting Firm

Hudson Highland Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Hudson Highland Group, Inc. (the “Company”) of our report dated March 6, 2008, except for Note 3 as to which the date is December 9, 2009, relating to the Company’s consolidated financial statements for the years ended December 31, 2007 and 2006, which appears in the Company’s Current Report on Form 8-K filed on December 9, 2009 and our report dated March 6, 2008 on the Company’s financial statement schedule for the years ended December 31, 2007 and 2006 which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 3, 2009.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ BDO Seidman, LLP

New York, New York

December 9, 2009